EXHIBIT 23.1

Consent of Independent Certified Public Accountants

We consent to the inclusion in the Form 10KSB/A being filed under the Securities Exchange Act of 1934 by Vision Global Solutions, Inc. of our report dated June 30, 2004, relating to our audits of the consolidated balance sheets of Vision Global Solutions, Inc. as of March 31, 2004 and 2003 and the related Consolidated Statements of Income, Consolidated Changes in Stockholders’ Equity, and Consolidated Statements of Cash Flows for the years then ended.

Malone & Bailey, PLLC
www.malone-bailey.com
Houston, Texas

June 30, 2004, except Note 10,
as to which the date is
September 10, 2004